Exhibit 10.16

PROMISSORY NOTE

Principal and Interest $377,323.07                                                                       San Diego, California

September 30, 2010

1.
 Principal, Interest, Maturity Date:  Pacific Entertainment Corporation, a California corporation (“PEC”), for value received, hereby promises to pay to Isabel Moeller, an individual (“Moeller”), in lawful money of the United States at the address of Moeller set forth below, the Principal amount of three hundred sixty thousand, eight hundred forty dollars and forty-six cents ($360,840.46) together with accrued interest in the amount of sixteen thousand, four hundred eighty-two dollars and sixty-one cents ($16,482.61) through September 30, 2010.  This Note is delivered in complete and full payment of all amounts owed by PEC to Moeller for that certain promissory note dated December 31, 2009.  Interest on the outstanding principal amount of the Note at a rate of six percent (6%) per annum shall accrue from October 1, 2010 until the Note (principal and interest) has been fully repaid.  Interest will be computed on the basis of the actual number of days elapsed over a 360-day year of twelve (12) 30-day months. The outstanding principal amount and accrued interest on this Note may be prepaid at any time by PEC without premium or penalty. Each prepayment shall be accompanied by payment of all interest accrued on the amount of such prepayment. PEC shall be required to pay Moeller the entire unpaid principal and accrued interest by the close of business, California time, on December 31, 2012 (Maturity Date).

2.
Defaults and Remedies:  An “Event of Default” shall mean the occurrence of one or more of the following described events: (a) any default in the payment when due of principal or of interest on the Note whether at maturity or otherwise; (b) a Corporate Transaction; (c) the commencement of any proceeding in a court seeking a decree or order for relief in respect of PEC in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of PEC or for any substantial part of its property, or for the winding-up or liquidation of its affairs, which proceeding shall not have been stayed or dismissed within sixty (60) days after the commencement thereof; or (d) the commencement by PEC of any voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or PEC’s consent to the entry of an order for relief in an involuntary case under such law, or PEC’s consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of PEC or for any substantial part of its property, or PEC making a general assignment for the benefit of creditors, or PEC generally failing to pay its debts as they become due, or PEC taking any action in furtherance of any of the foregoing.

In any Event of Default occurs, Moeller may at any time thereafter declare this entire Note to be due and payable immediately by written notice to PEC.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in clauses (c) and (d) above, this Note will become due and payable immediately without further action or notice.  Moeller may waive any existing Event of Default, provided that any such waiver must be in writing in order to be effective.

A “Corporate Transaction” shall mean a merger or consolidation in which PEC is not the surviving entity, except for a transaction the principal purpose of which, is to change the State in which PEC is incorporated, (i) the sale, transfer or other disposition of all or substantially all of the assets of PEC, including the sale of the “Baby Genius” brand; (ii) the liquidation or dissolution of PEC involving all or substantially all PEC’s assets; (iii) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger, in which PEC is the surviving entity, but in which securities possessing more than forty percent (40%) of the total combined voting power of PEC’s outstanding securities are transferred to a person or persons different from those who held such securities immediately before such merger or the initial transaction culminating in such merger; or (iv) acquisition in a single or series of related transactions, by any person or related group of persons (other than PEC or by a PEC sponsored employee benefit plan) of beneficial ownership, (within the meaning of rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of PEC’s outstanding securities.

3.
Attorney’s Fees:  If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership, or other judicial proceedings, or if this Note is placed for collection after an Event of Default, PEC agrees to pay all reasonable fees and costs incurred by Moeller for the collection of payment under this Note.

4.	Amendment, Supplement and Waiver: This Note may be amended only with the written consent of both PEC and Moeller.

5.
Notices:  All notices, requests, demands or other communications required or permitted under this Note shall be sent to the parties hereto by courier, express delivery or facsimile transmission to the parties’ respective addresses set forth below, and the notice shall be deemed given as of the date the notice is received if sent by courier or when transmitted if sent by facsimile:

a.	If to PEC 5820 Oberlin Dr, Ste 203
      San Diego, CA  92121

b.	If to Moeller Isabel Moeller
      345 N. Canon Drive
      Beverly Hills, CA  90210

Each of the above parties may change its address for purposes of the Paragraph 5 by giving to all other parties written notice of such new address in conformance with this paragraph.

6.
Waivers:  To the fullest extent permitted by law, PEC hereby waives presentment demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor.  No delay on the part of Moeller in exercising any right hereunder shall operate as a waiver of such right or any other right.

7.
Governing Law; Consent to Jurisdiction:  This Note shall be governed by, and construed in accordance with the laws of the State of California (without giving effect to its choice of law principals).  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of California, and (b) the United States District Court for the Southern District of California, for the purpose of any Action arising out of the Note or any matter referred to in this Note.  Each of the parties hereto agrees to commence any Action relating hereto either in the United States District Court of the Southern District of California or in the Supreme Court of the State of California.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Actions arising out of the Note or any transaction contemplated hereby in (i) the Supreme court of the State of California, or (ii) the United States District Court for the Southern District of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

8.
Parties in Interest:  This Note shall bind PEC and its successors and assigns.  Nothing in this Note, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Note on any Persons other than the parties to it and their respective successors, legal representatives and assigns, nor is anything in this Note intended to relieve or discharge the obligation or liability of any third Persons to any party to this Note, nor shall any provisions give any third Persons any rights of subrogation or action over or against any party to this Note.

9.
Paragraph Headings, Construction:  The headings of paragraphs in this Note are provided for convenience only and will not affect its construction or interpretation.  All references to “paragraph” or “paragraphs” refer to the corresponding paragraph or paragraphs of this Note unless otherwise specified.

10.
Severability:  If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect.  Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.
Attorney-in-Fact:  PEC will, upon Moeller’s request, execute, acknowledge and deliver to Moeller such additional, further and other documents as Moeller may reasonably deem necessary to evidence and/or effectuate Moeller’s rights hereunder, and PEC hereby appoints Moeller as PEC’s irrevocable attorney-in-fact to execute, acknowledge, deliver and record any and all such documents if PEC shall fail to execute the same within five (5) days after being so requested by Moeller, the foregoing appointment being a power coupled with an interest.

12.	Assignment: Moeller may not assign this Note without the prior written consent of PEC. Any assignment without PEC’s prior written consent shall be null and void.

IN WITNESS WHEREOF, Moeller has delivered this Note as of the date first written above.

/s/ Mike Meader	/s/ Isabel Moeller
Mike Meader, President	Isabel Moeller
Pacific Entertainment Corporation